Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Reports First Quarter 2023 Results; Reaffirms 2023 Outlook

Record First Quarter Sales of $513.4 Million vs. $459.3 Million in Prior Year Quarter

Record First Quarter Diluted EPS of $1.19 vs. $0.87 in Prior Year Quarter

Adjusted EPS of $1.12 vs. $0.91 in Prior Year Quarter

PITTSBURGH, May 5, 2023 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported net income attributable to Koppers for the first quarter of 2023 of $25.5 million, or a first-quarter record of $1.19 per diluted share, compared to $18.8 million, or $0.87 per diluted share, in the prior year quarter.

Adjusted net income attributable to Koppers and adjusted earnings per share (EPS) were $24.0 million and $1.12 per share for the first quarter of 2023, compared to $19.7 million and $0.91 per share in the prior year quarter.

Consolidated sales of $513.4 million, which was a first-quarter record, increased by $54.1 million, or 11.8 percent, compared with $459.3 million in the prior year. Excluding a $7.9 million unfavorable impact from foreign currency changes, sales increased by $62.0 million, or 13.5 percent.

The Railroad and Utility Products and Services (RUPS) business generated record quarter sales and higher year-over-year profitability as a result of pricing increases and increased untreated crosstie volumes, partially offset by higher costs.

The Performance Chemicals (PC) segment delivered a first-quarter record in sales and higher year-over-year profitability driven by pricing increases from new customer contracts to offset higher costs experienced in the prior year.

The Carbon Materials and Chemicals (CMC) segment continued to generate strong sales on higher prices driven by strong end markets and constrained raw material supply, although, as predicted, first-quarter profitability declined as a result of higher raw material costs.

President and CEO Leroy Ball said, “I’m pleased to report another strong quarter of performance as all three business segments delivered better than expected results despite a challenging environment. Higher pricing in our PC segment helped to recapture the significant cost increases we absorbed last year, and sales volumes in North America were better than forecast. In combination, that easily propelled our PC business to its best-ever non-pandemic fueled first quarter profitability. Our RUPS segment produced solid year-over-year improvement in profitability, driven by pricing and strong demand from the U.S. utility market. The rail business continued to be weighed down by restocking costs associated with historically low inventory levels, but that’s expected to improve in each successive quarter throughout this year. Finally, our CMC segment saw lower margins, as expected, driven by a tight raw material market that continued to put pressure on costs while passing on higher pricing has become more challenging in the historically high-priced market for our products. On balance, I could not be happier about the efforts and results generated by our Koppers team members across the world.”

First Quarter Financial Performance

•
RUPS delivered record first-quarter sales of $213.1 million, an increase of $29.7 million, or 16.2 percent, compared to $183.4 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $0.8 million, sales increased by $30.5 million, or 16.6 percent, from the prior year quarter. The sales growth was primarily driven by pricing increases across multiple markets, particularly crossties and utility poles in the United States. Also, untreated crosstie volumes increased year-over-year attributed to the Gross & Janes acquisition. Adjusted EBITDA for the first quarter was $15.8 million, or 7.4 percent, compared with $11.6 million, or 6.3 percent, in the prior year quarter. Profitability increased year-over-year as net sales price increases of $21.2 million exceeded higher raw material costs and operating expenses.
•
PC generated record first-quarter sales of $146.9 million, an increase of $10.5 million, or 7.7 percent, compared to sales of $136.4 million in the prior year quarter. Excluding an unfavorable foreign currency impact of $2.5 million, sales increased by $13.0 million, or 9.5 percent, from the prior year quarter. The year-over-year sales growth was the result of $24.7 million in global price increases, particularly for copper-based preservatives in the Americas. This was partly offset by volume decreases of wood treatment preservatives across most markets, primarily Europe and Australasia, whereas North America was lower year-over-year by 4 percent. Adjusted EBITDA for the first quarter was $26.3 million, or 17.9 percent, compared with $20.9 million, or 15.3 percent, in the prior year quarter. Compared to the prior year, profitability benefited from higher pricing, which recaptured prior year cost increases.
•
Sales for CMC of $153.4 million increased by $13.9 million, or 10.0 percent, compared to sales of $139.5 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $4.6 million, sales increased by $18.5 million, or 13.3 percent, from the prior year quarter. Compared with the prior year period, the sales increase was driven by $37.1 million of higher sales prices, primarily for carbon pitch driven by strong underlying demand in a constrained raw material environment, partly offset by volume decreases of phthalic anhydride, carbon pitch and carbon black feedstock. Adjusted EBITDA for the first quarter was$19.4 million, or 12.6 percent, compared with $20.1 million, or 14.4 percent, in the prior year quarter. The year-over-year decrease in profitability reflected raw material cost increases outpacing sales price increases, particularly in North America and Europe.
•
Capital expenditures for the three months ended March 31, 2023, were $30.4 million, compared with $26.2 million for the prior year period. Net of insurance proceeds and cash provided from asset sales, capital expenditures were $28.5 million for the current year period, compared with $22.0 million for the prior year period.

2023 Outlook

Koppers remains committed to expanding and optimizing its business and making continued progress on the company's strategic pillars toward its long-term financial goals. After considering global economic conditions as well as the ongoing uncertainty associated with geopolitical and supply chain challenges, Koppers continues to expect 2023 sales of approximately $2.1 billion, compared with $1.98 billion in the prior year, and 2023 adjusted EBITDA of approximately $250 million, compared with $228.1 million in the prior year.

The effective tax rate for adjusted net income attributable to Koppers in 2023 is projected to be approximately 30 percent, which is consistent with the adjusted tax rate in 2022. Accordingly, 2023 adjusted EPS is forecasted to be approximately $4.40, compared with adjusted EPS of $4.14 in 2022.

Koppers anticipates capital expenditures of approximately $110 million to $120 million in 2023, including capitalized interest, with $40 million to $50 million of the total allocated to discretionary projects that are expected to generate returns on investment of over 20 percent. Net of cash received from asset sales and property insurance recoveries, the net investment in capital expenditures is expected to be $105 million to $115 million.

Commenting on the forecast, Mr. Ball said, “Based upon our first quarter results, which were better than we had projected, we remain confident in reaffirming our full-year 2023 sales, adjusted EBITDA and adjusted EPS guidance. If current demand and pricing power hold up for the remainder of the year, we will likely have some upside above our forecast. However, given recessionary concerns and the potential impact on our markets, I am favoring a cautious outlook for the balance of the year. Longer-term, for the factors within our control, our team at Koppers continues to do amazing work in executing our strategy to expand our business into new products and markets while optimizing our operating footprint. As an organization, we remain focused on achieving our 2025 goal of $300 million of adjusted EBITDA and believe that our 2023 plan will continue to propel us forward on our path to success."

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant.

Investor Conference Call and Webcast

Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10176990. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration. The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, using replay access code 6704407. The recording will be available for replay through August 5, 2023.

###

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds. Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries. We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit: www.koppers.com. Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Koppers believes that adjusted EBITDA, adjusted net income attributable to Koppers and adjusted earnings per share provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income to Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income Attributable to Koppers; and Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.

All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

AND COMPREHENSIVE INCOME

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Net sales	$513.4	$459.3
Cost of sales	409.3	370.3
Depreciation and amortization	14.0	14.2
(Gain) on sale of assets	(1.8)	(2.5)
Selling, general and administrative expenses	41.6	39.1
Operating profit	50.3	38.2
Other (loss) income, net	(0.2)	0.6
Interest expense	14.0	9.8
Income from continuing operations before income taxes	36.1	29.0
Income tax provision	9.9	9.7
Income from continuing operations	26.2	19.3
Loss on sale of discontinued operations	0.0	(0.5)
Net income	26.2	18.8
Net income attributable to noncontrolling interests	0.7	0.0
Net income attributable to Koppers	$25.5	$18.8
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$1.22	$0.91
Discontinued operations	0.00	(0.02)
Earnings per basic common share	$1.22	$0.89
Diluted -
Continuing operations	$1.19	$0.89
Discontinued operations	0.00	(0.02)
Earnings per diluted common share	$1.19	$0.87
Comprehensive income	$33.9	$20.5
Comprehensive income attributable to noncontrolling interests	0.7	0.0
Comprehensive income attributable to Koppers	$33.2	$20.5
Weighted average shares outstanding (in thousands):
Basic	20,842	21,151
Diluted	21,385	21,692

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except per share amounts)

	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$46.4	$33.3
Accounts receivable, net of allowance of $3.7 and $3.5	241.6	215.7
Inventories, net	379.2	355.7
Derivative contracts	9.7	3.1
Other current assets	33.7	29.0
Total current assets	710.6	636.8
Property, plant and equipment, net	576.0	557.3
Operating lease right-of-use assets	85.9	86.3
Goodwill	294.0	294.0
Intangible assets, net	112.4	116.1
Deferred tax assets	11.7	11.7
Other assets	10.0	9.2
Total assets	$1,800.6	$1,711.4
Liabilities
Accounts payable	$219.2	$207.4
Accrued liabilities	75.9	96.1
Current operating lease liabilities	20.9	20.5
Total current liabilities	316.0	324.0
Long-term debt	881.0	817.7
Accrued postretirement benefits	35.1	34.7
Deferred tax liabilities	23.2	21.5
Operating lease liabilities	65.4	66.3
Other long-term liabilities	45.0	44.2
Total liabilities	1,365.7	1,308.4
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 24,785,028 and 24,547,000 shares issued	0.2	0.2
Additional paid-in capital	269.2	263.9
Retained earnings	384.2	360.2
Accumulated other comprehensive loss	(89.6)	(97.3)
Treasury stock, at cost, 3,961,817 and 3,783,901 shares	(133.4)	(127.6)
Total Koppers shareholders’ equity	430.6	399.4
Noncontrolling interests	4.3	3.6
Total equity	434.9	403.0
Total liabilities and equity	$1,800.6	$1,711.4

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Three Months Ended March 31,
	2023	2022
Cash provided by (used in) operating activities:
Net income	$26.2	$18.8
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization	14.0	14.2
Stock-based compensation	4.0	3.5
Change in derivative contracts	(1.1)	0.3
Non-cash interest expense	0.6	0.7
(Gain) on sale of assets	(1.8)	(2.5)
Insurance proceeds	0.0	(0.4)
Deferred income taxes	(0.1)	0.3
Change in other liabilities	0.4	1.0
Other - net	0.4	2.4
Changes in working capital:
Accounts receivable	(25.1)	(40.0)
Inventories	(22.4)	(13.5)
Accounts payable	14.1	13.0
Accrued liabilities	(18.5)	(4.5)
Other working capital	(6.0)	(1.3)
Net cash used in operating activities	(15.3)	(8.0)
Cash (used in) provided by investing activities:
Capital expenditures	(30.4)	(26.2)
Insurance proceeds received	0.0	0.4
Cash provided by sale of assets	1.9	3.8
Net cash used in investing activities	(28.5)	(22.0)
Cash provided by (used in) financing activities:
Net increase in credit facility borrowings	63.5	47.4
Repayments of long-term debt	0.0	(2.0)
Issuances of Common Stock	1.2	0.3
Repurchases of Common Stock	(5.8)	(11.1)
Payment of debt issuance costs	(0.8)	(0.1)
Dividends paid	(1.3)	(1.1)
Net cash provided by financing activities	56.8	33.4
Effect of exchange rate changes on cash	0.1	0.3
Net increase in cash and cash equivalents	13.1	3.7
Cash and cash equivalents at beginning of period	33.3	45.5
Cash and cash equivalents at end of period	$46.4	$49.2
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$7.0	$7.4
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$5.9	$1.5
Accrued capital expenditures	8.4	11.5

UNAUDITED SEGMENT INFORMATION

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended March 31,
	2023	2022
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$213.1	$183.4
Performance Chemicals	146.9	136.4
Carbon Materials and Chemicals	153.4	139.5
Total	$513.4	$459.3
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$15.8	$11.6
Performance Chemicals	26.3	20.9
Carbon Materials and Chemicals	19.4	20.1
Total	$61.5	$52.6
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	7.4%	6.3%
Performance Chemicals	17.9%	15.3%
Carbon Materials and Chemicals	12.6%	14.4%

(1)
The tables below describe the adjustments to arrive at adjusted EBITDA for the quarters ended March 31, 2023 and 2022, respectively.
(2)
Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In millions)

	Three Months Ended March 31,
	2023	2022
Net income	$26.2	$18.8
Interest expense	14.0	9.8
Depreciation and amortization	14.0	14.2
Income tax provision	9.9	9.7
Discontinued operations	0.0	0.5
Sub-total	64.1	53.0
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs	0.0	0.1
(Gain) on sale of assets	(1.8)	(2.5)
LIFO expense(1)	0.3	1.7
Mark-to-market commodity hedging (gains) losses	(1.1)	0.3
Total adjustments	(2.6)	(0.4)
Adjusted EBITDA	$61.5	$52.6

(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS

AND ADJUSTED NET INCOME ATTRIBUTABLE TO KOPPERS

(In millions)

	Three Months Ended March 31,
	2023	2022
Net income attributable to Koppers	$25.5	$18.8
Adjustments to arrive at adjusted net income:
Impairment, restructuring and plant closure costs	0.0	0.1
(Gain) on sale of assets	(1.8)	(2.5)
LIFO expense(1)	0.3	1.7
Mark-to-market commodity hedging (gains) losses	(1.1)	0.3
Total adjustments	(2.6)	(0.4)
Adjustments to income tax and noncontrolling interests:
Income tax on adjustments to pre-tax income	0.2	0.1
Deferred tax adjustments	0.2	0.7
Noncontrolling interest	0.7	0.0
Effect on adjusted net income	(1.5)	0.4
Adjusted net income including discontinued operations	24.0	19.2
Discontinued operations	0.0	0.5
Adjusted net income attributable to Koppers	$24.0	$19.7
(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE

AND ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended March 31,
	2023	2022
Income from continuing operations attributable to Koppers	$25.5	$19.3
Net income attributable to Koppers	$25.5	$18.8
Adjusted net income attributable to Koppers	$24.0	$19.7
Denominator for diluted earnings per share (in thousands)	21,385	21,692
Earnings per share:
Diluted earnings per share - continuing operations	$1.19	$0.89
Diluted earnings per share - net income	$1.19	$0.87
Adjusted earnings per share	$1.12	$0.91